EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8  pertaining to the Radware Ltd. 2010 Employee Share Purchase Plan, of our reports dated April 29, 2010, with respect to the consolidated financial statements of Radware Ltd. and its subsidiaries, and the effectiveness of internal control over financial reporting of Radware Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel May 10, 2010	/s/Kost, Forer, Gabbay & Kassierer Kost, Forer, Gabbay & Kassierer A Member of Ernst & Young Global